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                                      U.S. TRUST CORPORATION
                         EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE
                                             Three Month Periods               Nine Month Periods
                                             Ended September 30,               Ended September 30,
                                          ----------------------------      ----------------------------
                                             1994             1993             1994             1993
                                          -----------      -----------      -----------      -----------
PRIMARY NET INCOME PER SHARE:
Net Income                                $12,945,000      $11,916,000      $36,513,000      $33,119,000
Plus Dividend Equivalent on
    Deferred Long-Term Performance
    Plan Awards (After-Tax)                    82,737           54,539          222,102          161,940
                                          -----------      -----------      -----------      -----------
Adjusted Net Income                       $13,027,737      $11,970,539      $36,735,102      $33,280,940
                                          ===========      ===========      ===========      ===========
Weighted average number of
    common shares outstanding               9,380,437        9,371,517        9,375,036        9,334,213
Add average shares issuable
    under stock option and
    variable stock award plans                585,407          595,524          589,271          607,188
                                          -----------      -----------      -----------      -----------
    Total Common and Common
      Equivalent Shares                     9,965,844        9,967,041        9,964,307        9,941,401
                                          ===========      ===========      ===========      ===========
Primary Net Income Per Share              $      1.31      $      1.20      $      3.69      $      3.35

FULLY DILUTED NET INCOME PER SHARE:
Net Income                                $12,945,000      $11,916,000      $36,513,000      $33,119,000
Plus Dividend Equivalent on
    Deferred Long-Term Performance
    Plan Awards (After-Tax)                    82,737           54,539          222,102          161,940
                                          -----------      -----------      -----------      -----------
Adjusted Net Income                       $13,027,737      $11,970,539      $36,735,102      $33,280,940
                                          ===========      ===========      ===========      ===========
Weighted average number of
    common shares outstanding               9,380,437        9,371,517        9,375,036        9,334,213
Add maximum dilutive impact
    of average shares issuable
    under stock option and
    variable stock award plans*               620,292          638,896          618,215          638,484
                                          -----------      -----------      -----------      -----------
    Total Dilutive Shares                  10,000,729       10,010,413        9,993,251        9,972,697
                                          ===========      ===========      ===========      ===========

Fully Diluted Net Income Per Share        $      1.30      $      1.20      $      3.68      $      3.34

*   Assumes issuance of the maximum number of shares calculated as follows:

    Stock option plans - computed using the higher of the average market price or period-end market price of the Corporation's common stock.

    Variable stock award plans - computed assuming the issuance of performance stock awards that have been awarded but not yet vested.
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